Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated June 28, 2019 on the financial statements of Echo Environmental, LLC for the years ended December 31, 2018 and 2017 in the Amended Current Report on Form 8-K/A of DGSE Companies, Inc. (Commission File No. 1-11048) dated August 5, 2019, related to its acquisition of Echo Environmental, LLC.

/s/ Plante & Moran, PLLC

Columbus, Ohio

August 5, 2019